June 10, 1996

Associated Business & Commerce
     Insurance Corporation
4700 N.W. Boca Raton Boulevard
Suite 400
Boca Raton, Florida 33431

Re: Registration Statement on Form S-1
    (Registration No. 333-4566)

Ladies and Gentlemen:

We have acted as counsel to Associated Business & Commerce Insurance Corporation, a Florida corporation (the "Company"), in connection with the Registration Statement on Form S-1 (Registration No. 333-4566, the "Registration Statement") relating to the offering by the Company of 1,000,000 shares of the Company's 6% Cumulative Cosnvertible Preferred Stock, Series A, $1.00 par value per share (the "Shares").

In so acting, we have examined the Amended and Restated Articles of Incorporation of the Company, the Bylaws of the Company and such other documents, records and certificates as in our judgment are necessary or appropriate for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and paid for as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Registration Statement.

Very truly yours,

Morgan, Lewis & Bockius LLP